Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

CMS ELECTRIC & GAS, L.L.C.,

CMS ENERGY BRASIL S.A.,

and

CPFL ENERGIA S.A.,

together with

CMS ENERGY CORPORATION

(solely for the limited purposes of Section 8.9)

Dated as of April 12, 2007ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 1.2 1.3 1.4	Sale and Purchase of Shares Purchase Price Closing Closing Deliveries

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

2.1 2.2 2.3 2.4 2.5	Organization and Qualification Title to Shares Authority; Non-Contravention; Statutory Approvals. Litigation Brokers and Finders

ARTICLE IIA

REPRESENTATIONS AND WARRANTIES OF ENERGY

2.1A Organization and Qualification; Authority 4

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

3.1	Organization and Qualification; Authority; Non-Contravention; Statutory Approvals.

3.2 3.3 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13 3.14 3.15 3.16 3.17 3.18 3.19	Capitalization.
Financial Statements; Undisclosed Liabilities.
Absence of Certain Changes or Events.
Tax Matters
Litigation
Compliance with Laws.
Employee Benefits.
Permits.
Real Property.
Material Contracts.
Environmental Matters
Labor Matters.
Intellectual Property
Affiliate Contracts
Insurance
Brokers and Finders
Books and Records
Investco S.A. Shareholders Documentation

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 4.2 4.3 4.4	Organization and Qualification Authority; Non-Contravention; Statutory Approvals. Financing Litigation

4.5	Investment Intention; Sufficient Investment Experience; Independent Investigation

4.6 4.7 4.8	Brokers and Finders Qualified for Permits No Knowledge of Seller or Company Breach

ARTICLE V

COVENANTS

5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15 5.16 5.17 5.18 5.19	Conduct of Business
Approvals.
Access
Publicity
Tax Matters.
Employee Matters.
Fees and Expenses
[Intentionally left blank.]
Termination of Affiliate Contracts
Further Assurances
[Intentionally left blank.]
Change of Name.
[Intentionally left blank.]
Resignations of Certain Officers and Directors
Tag-Along and Other Shareholder Rights
Releases of Certain Guarantees
[Intentionally left blank.]
Assignment of Certain Obligations
Insurance

ARTICLE VI

CONDITIONS TO CLOSING

6.1 6.2 6.3	Conditions to the Obligations of the Parties Conditions to the Obligation of Purchaser Conditions to the Obligation of Seller

ARTICLE VII

TERMINATION

7.1	Termination

7.2	Effect of Termination

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1	Survival of Representations, Warranties, Covenants and Agreements; Exclusive Remedy.

8.2 8.3 8.4 8.5 8.6 8.7 8.8 8.9	Indemnification of Purchaser by Seller
Indemnification of Seller by Purchaser
Limitations on Seller’s Indemnification.
Special Indemnification by Seller.
Mitigation
General Procedures Applicable to Claims for Indemnification.
Payment
Energy Guarantee.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

9.1 9.2 9.3	Defined Terms Definitions Interpretation

ARTICLE X

GENERAL PROVISIONS

10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 10.12	Notices
Binding Effect
Assignment; Successors; Third-Party Beneficiaries.
Amendment; Waivers; etc
Entire Agreement.
Severability
Counterparts
Governing Law
Arbitration
Limitation on Damages
Enforcement
No Right of Set-Off

EXHIBITS
Exhibit A	Seller Disclosure Letter

Exhibit B	Company Disclosure Letter

Exhibit C	Purchaser Disclosure Letter

SCHEDULES TO BE INCORPORATED INTO THE DISCLOSURE LETTERS APPENDED AS EXHIBITS
Schedule 2.2	Shares

Schedule 2.3(c)	Seller Required Statutory Approvals

Schedule 3.1(c)(i)	Company Required Consents

Schedule 3.1(c)(ii)	Non-Contravention

Schedule 3.1(d)	Company Required Statutory Approvals

Schedule 3.2(b)	Company Subsidiaries

Schedule 3.2(c)	Agreements regarding Shares and Equity Interests

Schedule 3.3(a)	Financial Statements

Schedule 3.3(b)	Undisclosed Liabilities

Schedule 3.4(a)	Absence of Certain Changes or Events

Schedule 3.5	Tax Matters

Schedule 3.6	Litigation

Schedule 3.7(a)	Compliance with Laws

Schedule 3.8(a)	Employee Benefits

Schedule 3.8(b)	Employee Benefits

Schedule 3.8(e)	Employee Benefits

Schedule 3.9(a)	Permits

Schedule 3.10(a)	Real Property

Schedule 3.11(a)	Contracts

Schedule 3.11(b)(i)	Contracts

Schedule 3.11(b)(ii)	Contracts

Schedule 3.12	Environmental Matters

Schedule 3.13(a)	Labor Matters

Schedule 3.13(b)	Labor Matters

Schedule 3.15	Affiliate Contracts

Schedule 3.16	Insurance

Schedule 4.2(b)	Purchaser Required Consents

Schedule 4.2(c)	Purchaser Required Statutory Approvals

Schedule 4.4	Purchaser Litigation

Schedule 9.2(a)	Company Knowledge Group

Schedule 9.2(b)	Seller Knowledge Group

Schedule 9.2(c)	Purchaser Knowledge Group

SCHEDULES TO SHARE PURCHASE AGREEMENT
Schedule 5.1(a)	Conduct of the Company

Schedule 5.1(c)	Conduct of the Company

Schedule 5.1(d)	Conduct of the Company

Schedule 5.1(e)	Conduct of the Company

Schedule 5.1(l)	Conduct of the Company

Schedule 5.3	Access

Schedule 5.7	Fees and Expenses

Schedule 5.9	Termination of Affiliate Contracts

Schedule 5.14	Resignations and Terminations

Schedule 5.16	Guarantees

Schedule 5.18	Assignment of Certain Obligations

Schedule 5.19	Insurance

Schedule 8.5(a)	Special Seller Indemnification

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 12, 2007, is entered into by and among (i) CMS Electric & Gas, L.L.C., a Michigan limited liability company (“Seller”), (ii) CMS Energy Brasil S.A., a sociedade anônima de capital aberto incorporated under the laws of Brazil (the “Company”), (iii) CPFL Energia S.A., a sociedade anônima de capital aberto incorporated under the laws of Brazil (“Purchaser”), and (iv) solely for the limited purposes of Section 8.9, CMS Energy Corporation, a Michigan corporation and the ultimate parent company of Seller (“Energy”). Each of Purchaser, the Company and Seller are sometimes referred to individually herein as a “Party” and collectively as the “Parties”. Certain other terms are defined throughout this Agreement and in Section 9.2.

W I T N E S S E T H:

WHEREAS Seller owns 94,810,080 units of common shares (each with no par value) of the Company (the “Common Shares”) and Seller owns 94,810,075 units of preferred shares (each with no par value) of the Company (the “Preferred Shares”) and each member of the board of directors of the Company (each a “Director Shareholder”) owns one Preferred Share (all of the foregoing units of shares, collectively, the “Shares”); and

WHEREAS Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all the Shares, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made in this Agreement and of the mutual benefits to be derived therefrom, the Parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as such term is defined in Section 1.3), Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, good and valid title, free and clear of any Liens except those created by Purchaser arising out of ownership of the Shares by Purchaser, all the Shares (the “Transaction”).

1.2 Purchase Price. The consideration to be paid by Purchaser to Seller in respect of the purchase of Shares shall be an amount in cash in the legal currency of the United States of America (the “Purchase Price”) equal to Two Hundred Eleven Million One Hundred Forty Four Thousand Dollars (US$211,144,000.00) and shall be subject to applicable Brazilian withholding tax on the amount of Seller’s capital gains, as calculated by Seller; provided that, for the avoidance of doubt, the payment of such withholding tax shall be made by Purchaser on behalf of Seller.

1.3 Closing. The closing of the Transaction (the “Closing”) shall take place in New York, New York, at 10:00 a.m., local time, as soon as practicable, but in any event not later than the second (2nd) Business Day immediately following the date on which the last of the conditions contained in Article VI is fulfilled or waived (except for those conditions which by their nature can only be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or at such other place, time and date (the “Closing Date”) as the Parties may agree. The payment of the Purchase Price shall be made by wire transfer of immediately available funds to the bank account or accounts outside of Brazil designated by Seller prior to the Closing.

1.4 Closing Deliveries. At the Closing:

(a) Seller shall cause the Company to deliver to Purchaser certificates from Company’s Depositary Agent attesting that (i) the Common Shares are registered in the name of the Seller and (ii) the Preferred Shares are registered in the name of the Seller and of the Director Shareholders.

(b) Seller shall cause the Company to deliver to Purchaser an executed copy of the communication addressed by Seller and by each Director Shareholder to Company’s Depositary Agent requiring the unconditional transfer of the Shares to Purchaser, as well as the confirmation from the Depositary Agent of receipt and sufficiency of the aforesaid communication.

(c) Seller shall cause each Director Shareholder, at no additional cost to Purchaser, to assign, convey and transfer in the name of Purchaser the Preferred Shares held by such Director Shareholder.

(d) Seller shall cause each Director Shareholder, at no additional cost to Purchaser, to assign, convey and transfer in the name of a Person designated by Purchaser all Equity Interests in any Company Subsidiary held by any Director Shareholder.

(e) Purchaser shall pay, or cause to be paid, to Seller an amount in cash equal to the Purchase Price for the Shares so delivered by Seller, by wire transfer of immediately available funds to the bank account or accounts outside of Brazil designated by Seller prior to the Closing.

(f) Each Party shall deliver the certificates, agreements, instruments and other documents required to be delivered by it pursuant to Article VI.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in the Seller Disclosure Letter attached hereto as Exhibit A (the “Seller Disclosure Letter”), Seller represents and warrants, as to itself only, to Purchaser as follows in this Article II:

2.1 Organization and Qualification. Seller is a limited liability company duly formed and validly existing under the laws of the State of Michigan, and has full limited liability company power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

2.2 Title to Shares. Seller and the Director Shareholders are the lawful record and beneficial owners of the Shares set forth opposite their names in Schedule 2.2 of the Seller Disclosure Letter, free and clear of any and all Liens, except for Liens created by this Agreement. The delivery of the Shares to Purchaser in the manner contemplated under Article I, following the payment by Purchaser of the Purchase Price to Seller, shall transfer to Purchaser valid beneficial and legal title to the Shares, free and clear of any and all Liens except for Liens created by Purchaser. There are no outstanding options, warrants or other rights of any kind to acquire from Seller any Shares or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire from Seller, any Shares, nor is Seller committed to issue any such option, warrant, right or security.

2.3 Authority; Non-Contravention; Statutory Approvals.

(a) Authority. Seller has full power and authority to enter into this Agreement and, subject to receipt of the Seller Required Statutory Approvals (as such term is defined in Section 2.3(c)), to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings or approvals on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable Law affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Non-Contravention. The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated hereby will not, result in any violation or breach of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (any such violation, breach, default, right of termination, cancellation or acceleration is referred to herein as a “Violation”), or result in the creation of any Lien upon any of the properties or assets of Seller pursuant to any provision of (i) the Organizational Documents of Seller; (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which it is a party or by which it may be bound; or (iii) any Law, Permit or Governmental Order applicable to it, subject to obtaining the Seller Required Statutory Approvals; other than in the case of clauses (i), (ii) and (iii) any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(c) Statutory Approvals. Except for the filings or approvals (i) set forth in Schedule 2.3(c) of the Seller Disclosure Letter (the “Seller Required Statutory Approvals”) and (ii) such other filings or approvals as may be required due to the regulatory or corporate status of Purchaser, no Consent of any Governmental Entity is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect.

2.4 Litigation. There is no action, claim, suit or proceeding at law or in equity pending or, to the Knowledge of Seller, threatened against Seller that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Subject to obtaining the Seller Required Statutory Approvals, there are no Governmental Orders of or by any Governmental Entity applicable to Seller except for such that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect.

2.5 Brokers and Finders. Seller has not entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by Seller or the Company in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., UBS Securities LLC and Unibanco Securities Inc.

ARTICLE IIA

REPRESENTATIONS AND WARRANTIES OF ENERGY

Energy represents and warrants, as to itself only, to Purchaser as follows in this Article IIA solely for the limited purposes of Section 8.9:

2A.1 Organization and Qualification; Authority.

(a) Organization and Qualification. Energy has been duly incorporated and is validly existing under the laws of the State of Michigan, and has full corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Energy.

(b) Authority. Energy has full power and authority to enter into this Agreement solely for the limited purposes of Section 8.9 of this Agreement. The execution, delivery and performance by Energy solely for the limited purposes of Section 8.9 of this Agreement have been duly and validly authorized by all requisite action on the part of Energy, and no other proceedings or approvals on the part of Energy are necessary to authorize this Agreement solely for the limited purposes of Section 8.9. This Agreement has been duly executed and delivered by Energy and, assuming the due authorization, execution and delivery by each Party, constitutes the legal, valid and binding obligation of Energy, enforceable against Energy in accordance with its terms, except as limited by applicable Law affecting the enforcement of creditors’ rights generally or by general equitable principles.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as disclosed in the Company Disclosure Letter attached hereto as Exhibit B (the “Company Disclosure Letter”), Seller and the Company hereby severally, and not jointly, represent and warrant to Purchaser as follows in this Article III (provided that each representation and warranty made by Seller in this Article III is made solely to the Knowledge of Seller, except for the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4(a), 3.4(b), 3.6, 3.10, 3.11, 3.12, 3.15, 3.16, 3.17 and 3.18):

3.1 Organization and Qualification; Authority; Non-Contravention; Statutory Approvals.

(a) Organization and Qualification. The Company has been duly incorporated and is validly existing as a sociedade anônima de capital aberto and in good standing under the laws of Brazil, with full corporate power and authority to own or lease and to operate its properties and to conduct its business as presently conducted and is duly qualified to do business in Brazil.

(b) Authority. The Company has full corporate power and authority to enter into this Agreement and, subject to receipt of the Seller Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceedings or approvals on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any Violation or result in the creation of any Lien upon any of the properties of the Company or any Company Subsidiary, pursuant to any provision of (i) the Organizational Documents of the Company or any Company Subsidiary, subject to obtaining the third-party Consents set forth in Schedule 3.1(c)(i) of the Company Disclosure Letter (the “Company Required Consents”); (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary may be bound, subject to obtaining the Company Required Consents and except as set forth in Schedule 3.1(c)(ii) of the Company Disclosure Letter; or (iii) any Law, Permit or Governmental Order applicable to the Company or any Company Subsidiary, subject to obtaining the Seller Required Statutory Approvals and the Company Required Statutory Approvals; other than in the case of clauses (i), (ii) and (iii) any such Violation or Lien which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Statutory Approvals. Except for the filings or approvals (i) set forth in Schedule 3.1(d) of the Company Disclosure Letter (the “Company Required Statutory Approvals”) and (ii) such other filings or approvals as may be required due to the regulatory or corporate status of Purchaser, no Consent of any Governmental Entity is required to be made or obtained by the Company or any Company Subsidiary, in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2 Capitalization.

(a) Company. The authorized capital stock of the Company consists of 300,000,000 units of shares (each with no par value), of which 94,810,080 units of common shares are issued and outstanding and 94,810,080 units of preferred shares are issued and outstanding. The Shares constitutes all of the issued and outstanding Equity Interests in the Company.

(b) Company Subsidiaries. Schedule 3.2(b) of the Company Disclosure Letter sets forth for each Company Subsidiary: (i) its jurisdiction of formation; (ii) its authorized Equity Interests; (iii) the number of its issued and outstanding Equity Interests; and (iv) the Equity Interests that are owned, directly or indirectly, by the Company (and the Company Subsidiary holding such Equity Interest, if applicable) and the directors of each Company Subsidiary. The Equity Interests of each Company Subsidiary that are owned, directly or indirectly, by the Company, as set forth on Schedule 3.2(b) of the Company Disclosure Letter, are owned free and clear of all Liens, other than Permitted Liens. All of the issued and outstanding Equity Interests in each Company Subsidiary that are owned, directly or indirectly, by the Company have been duly authorized and, to the extent such concepts are recognized under applicable Law, are validly issued and fully paid.

(c) Agreements with Respect to Shares and Equity Interests of the Company and the Company Subsidiaries. Except as set forth in Schedule 3.2(c) of the Company Disclosure Letter, there are no:

(i) subscriptions, options, warrants, calls, conversion, exchange, purchase right or other written contracts, rights, agreements or commitments of any kind obligating, directly or indirectly, the Company or any Company Subsidiary to issue, transfer, sell or otherwise dispose of, or cause to be issued, transferred, sold or otherwise disposed of, any Equity Interests of the Company or any Company Subsidiary or any securities convertible into or exchangeable for any such Equity Interests (other than in connection with any Permitted Lien); or

(ii) shareholder agreements, partnership agreements, voting trusts, proxies or other written agreements or instruments to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound.

3.3 Financial Statements; Undisclosed Liabilities.

(a) The Company has provided to Purchaser copies of the audited consolidated balance sheets of the Company and the Company Subsidiaries as at December 31, 2004, 2005 and 2006 and the related audited statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2004, 2005 and 2006 (collectively, the “Company Financial Statements”). The consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2006 (including the notes thereto) is hereinafter referred to as the “Balance Sheet”. The Company Financial Statements fairly present in all material respects the consolidated assets and liabilities of the Company and the consolidated results of operations of the Company and the Company Subsidiaries for the periods indicated, all in accordance with Brazilian GAAP consistently applied over the periods presented except as provided in the notes to the Company Financial Statements, except as set forth in Schedule 3.3(a) of the Company Disclosure Letter.

(b) Neither the Company nor any Company Subsidiary has any Liabilities, other than (i) Liabilities that will not be applicable to the Company or any Company Subsidiary after Closing, (ii) Liabilities disclosed on Schedule 3.3(b) of the Company Disclosure Letter, (iii) Liabilities reserved for or reflected in the Balance Sheet, (iv) Liabilities incurred in the ordinary course of business since December 31, 2006 that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (v) such other Liabilities as have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.4 Absence of Certain Changes or Events.

(a) Since December 31, 2006, except as set forth in Schedule 3.4(a) of the Company Disclosure Letter, other than in connection with the transactions contemplated by this Agreement, neither the Company nor, to the Knowledge of the Company, any Company Subsidiary has taken any of the actions set forth in Sections 5.1(a) through 5.1(l), that, if taken after the execution and delivery of this Agreement, would require the consent of Purchaser pursuant to Section 5.1.

(b) Since December 31, 2006, there has not been any change, event, condition, circumstance, occurrence or development which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Subject to Section 5.1, since December 31, 2006, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course of business.

3.5 Tax Matters. Except as set forth in Schedule 3.5 of the Company Disclosure Letter:

(a) each of the Company and each Company Subsidiary has (i) filed with the appropriate Governmental Entity all material Tax Returns required to have been filed by it and such Tax Returns are accurate and complete in all material respects and (ii) duly paid in full all Taxes due or payable;

(b) no material audits or other administrative proceedings or court proceedings are, as of the date hereof, pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has been informed in writing of the planned commencement of any such audits or proceedings;

(c) neither the Company nor any Company Subsidiary has waived any statute of limitations for the assessment or collection of any material Taxes which waiver is currently in effect;

(d) there are no Liens for Taxes on any assets of the Company or any Company Subsidiary, except Liens relating to (i) Taxes not yet due and payable or (ii) Taxes which are being contested in good faith and for which adequate reserves have been established; and

(e) the Company has made available to Purchaser complete, accurate and correct copies of all income Tax Returns of the Company and each Company Subsidiary, for the years 2003, 2004 and 2005, as filed or subsequently amended.

3.6 Litigation. Except as set forth in Schedule 3.6 of the Company Disclosure Letter, there is no action, claim, suit or other proceeding at law or in equity pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or affecting the assets or properties of the Company or any Company Subsidiary that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7 Compliance with Laws.

(a) Except as set forth in Schedule 3.7(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received written notice of or been charged with any violation of, or, to the Knowledge of the Company, is in violation of or is under investigation with respect to any violation of, any Law or Governmental Order, except in each case for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) This Section 3.7 does not relate to Tax matters, which are instead the subject of Section 3.5, employee benefits matters, which are instead the subject of Section 3.8, Permits, which are instead the subject of Section 3.9, or environmental matters, which are instead the subject of Section 3.12.

3.8 Employee Benefits.

(a) Schedule 3.8(a) of the Company Disclosure Letter contains a brief description of all material written employee benefit plans, programs, policies, arrangements and contracts, including any bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, employment, consulting, compensation, stock purchase, stock option, phantom stock or other equity-based compensation, severance pay, termination, change-in-control, retention, salary continuation, vacation, overtime, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, loan, educational assistance, and other fringe benefit plans, programs, written agreements and arrangements maintained by the Company or any Company Subsidiary for the benefit of any employee or former employee of the Company or any Company Subsidiary (collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Purchaser complete, true and correct copies of the documents, to the extent applicable, a copy of such Company Plan (including all amendments thereto), except as set forth in Schedule 3.8(b) of the Company Disclosure Letter, and if such Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the most recent financial statements.

(c) Each Company Plan has been administered in all material respects in compliance with its terms and the requirements of applicable Law. Except as set forth in Schedule 3.6 of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened legal action, suit or claim relating to the Company Plans (other than routine claims for benefits).

(d) All contributions to each Company Plan required under the terms of such Company Plan or applicable Law have been timely made. All material Liabilities and expenses as of December 31, 2006 of the Company or any Company Subsidiary in respect of the Company’s private pension plan, “Plano de Benefícios CMSPREV”, have been properly accrued on the audited consolidated financial statements of the Company for the year ended December 31, 2006 in compliance with Brazilian GAAP.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth in Schedule 3.8(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any current or former employee, manager, executive officer or director of the Company or any Company Subsidiary to any payment or result in any payment becoming due, increase the amount of any compensation due, or result in the acceleration of the time of any payment due to any such person or (ii) increase any benefits otherwise payable under any Company Plan or result in the acceleration of the time of payment or vesting of any benefit under a Company Plan.

(f) No Company Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, managers, executive officers and directors of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) deferred compensation benefits accrued as liabilities on the books of the Company or any Company Subsidiary or (iii) benefits the costs of which are borne by the current or former employee or his or her beneficiary.

3.9 Permits.

(a) Except as set forth in Schedule 3.9(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries has and is in compliance with all Permits that are necessary for it to conduct its operations in the manner in which they are presently conducted, other than any such Permits the failure of which to have would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (collectively, “Company Permits”). Except as set forth in Schedule 3.9(a) of the Company Disclosure Letter, each Company Permit held by the Company and any Company Subsidiary is in full force and effect other than any failure to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) This Section 3.9 does not relate to environmental matters, which are instead the subject of Section 3.12.

3.10 Real Property.

(a) Schedule 3.10(a) of the Company Disclosure Letter lists all material real property leases to which the Company or any Company Subsidiary is a party (the “Leased Real Property”). Schedule 3.10(a) of the Company Disclosure Letter lists all material real property owned by the Company or any Company Subsidiary (the “Owned Real Property”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary have good and marketable title to all Owned Real Property used by it, in each case free and clear of all Liens, except for Permitted Liens. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has a valid and binding leasehold interest in all Leased Real Property used by it, free and clear of all Liens, except for Permitted Liens and as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(c) Neither the Company nor any Company Subsidiary has received written notice from a Governmental Entity of any pending or threatened proceeding to condemn or take by power of eminent domain or other similar proceedings affecting any of the Owned Real Property or the Leased Real Property that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Material Contracts.

(a) Set forth in Schedule 3.11(a) of the Company Disclosure Letter is, as of the date hereof, a list of the following written agreements and contracts to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, other than any insurance policies covering the Company, any Company Subsidiary or any of their respective assets (the written agreements and contracts set forth in Schedule 3.11(a) of the Company Disclosure Letter are referred to herein as the “Company Material Contracts” and, as used in this Section 3.11, “Contracting Party” shall refer to the Company or Company Subsidiary party to such Company Material Contract):

(i) all Operating Contracts providing for the payment by or to the Contracting Party in excess of R$2,000,000 per year, other than (x) any agreements with the Company or another Company Subsidiary to document certain intercompany loans or (y) any agreements between the Company and any Company Subsidiary for the provision of services and/or payment of costs, which are terminable by either party thereto upon not more than sixty (60) days’ notice;

(ii) all contracts or agreements (other than Operating Contracts) requiring a future capital expenditure by the Contracting Party in excess of R$2,000,000 in any twelve-month period;

(iii) all contracts or agreements under which the Contracting Party is obligated to sell real or personal property having a value in excess of R$2,000,000 other than in the ordinary course of business;

(iv) all contracts or agreements under which the Contracting Party (1) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness, (2) granted a Lien on its assets, whether tangible or intangible, to secure such indebtedness or (3) extended credit or advanced funds to any Person, in each case, in excess of R$2,000,000;

(v) all executory contracts for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, assets, operating unit or product line thereof which have a purchase or sale price in excess of R$2,000,000;

(vi) all contracts or agreements establishing any material joint venture;

(vii) all contracts or agreements that grant a right of first refusal or similar right with respect to (A) any assets of the Contracting Party having a value in excess of R$2,000,000 or (B) any direct or indirect economic interest in the Contracting Party having a value in excess of R$2,000,000;

(viii) all contracts or agreements providing for the use of material Intellectual Property (as such term is defined in Section 3.14) which has an annual license payment or fee in excess of R$750,000; and

(ix) any other contract or agreement not covered in clauses (i) through (xi) above that involves payment by or to the Contracting Party of more than R$2,000,000 annually or R$6,000,000 in the aggregate under such agreement, other than those that can be terminated without penalty in excess of R$750,000 to the Contracting Party upon not more than sixty (60) days’ notice.

(b) Except as set forth in Schedule 3.11(b)(i) of the Company Disclosure Letter, the Company has made available to Purchaser complete and correct copies of all Company Material Contracts, together with any material amendments thereto. Except as set forth in Schedule 3.11(b)(ii) of the Company Disclosure Letter, each Company Material Contract is (i) in full force and effect and (ii) the valid and binding obligation of the Company, the Company Subsidiary party thereto and, to the Knowledge of the Company, of each other party thereto, in each case (x) except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles and (y) with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Schedule 3.11(b)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is in breach or default under any Company Material Contract, which breach or default has not been waived, and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach or default, except in each case, for any breach or default that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.11(b) does not relate to real property matters, which are instead the subject of Section 3.10.

3.12 Environmental Matters. Except as set forth in Schedule 3.12 of the Company Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each Company Subsidiary is in compliance in all material respects with all applicable Environmental Laws, including having and complying with the terms and conditions of all material Permits required pursuant to applicable Environmental Laws and has timely filed all applications for renewal, and there are no unresolved prior material violations of Environmental Laws;

(b) neither the Company nor any Company Subsidiary (i) has received from any Governmental Entity any written notice of violation of, alleged violation of, non-compliance with, or Liability or potential Liability pursuant to, any Environmental Law, other than notices with respect to matters that have been resolved and for which the Company or any Company Subsidiary has no further obligations outstanding or (ii) is subject to any outstanding Governmental Order, “consent order” or other written agreement with regard to any violation, noncompliance or Liability under any Environmental Law;

(c) no judicial proceeding or governmental or administrative action is pending under any applicable Environmental Law pursuant to which the Company or any Company Subsidiary has been a party; and

(d) neither the Company nor any Company Subsidiary has received any written notice, claim or demand from any Person, including any Governmental Entity, seeking costs of response, damages or requiring remedial action relating to (i) any Release of Hazardous Substances at, on or beneath the Company’s or any Company Subsidiary’s current facilities or (ii) a Release of Hazardous Substances at any third party property to which Hazardous Substances generated by the Company or any Company Subsidiary were sent for treatment or disposal.

Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, all environmental matters shall be governed exclusively by this Section 3.12.

3.13 Labor Matters.

(a) Schedule 3.13(a) of the Company Disclosure Letter contains a list of all collective bargaining conventions and agreements to which the Company or any Company Subsidiary is bound.

(b) Except as set forth on Schedule 3.13(b) of the Company Disclosure Letter, no employees of the Company or any Company Subsidiary are represented by any labor organization with respect to their employment with the Company or any Company Subsidiary.

(c) Since January 1, 2006, there have been no material labor strikes, work stoppages or lockouts against or affecting the Company or any Company Subsidiary.

3.14 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and each Company Subsidiary own, or has the right to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, “Intellectual Property”) used in and necessary for the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted, (b) to the Knowledge of the Company, the use of the Intellectual Property used in the businesses of the Company and the Company Subsidiaries as currently conducted does not infringe or otherwise violate the Intellectual Property rights of any third party, (c) to the Knowledge of the Company, no third party is challenging, infringing or otherwise violating any right of the Company and the Company Subsidiaries in any Intellectual Property necessary for the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted, and (d) neither the Company nor any Company Subsidiary has received any written notice of any pending claim that Intellectual Property used in and necessary for the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted infringes or otherwise violates the Intellectual Property rights of any third party.

3.15 Affiliate Contracts. Schedule 3.15 of the Company Disclosure Letter contains a true and complete list of each material written agreement or contract as of the date hereof between (i) the Company or any Company Subsidiary, on the one hand, and (ii) a Seller or any Affiliate thereof (other than the Company or any Company Subsidiary), on the other hand (collectively, the “Affiliate Contracts”).

3.16 Insurance. Set forth on Schedule 3.16 of the Company Disclosure Letter is a list of all material policies of insurance under which the Company’s or any Company Subsidiary’s assets or business activities are covered, including for each such policy the type of policy, the name of the insured, the term of the policy, a description of the limits of such policy, the basis of coverage and the deductibles.

3.17 Brokers and Finders. Neither the Company nor any Company Subsidiary has entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by any Company in connection with any of the transactions contemplated by this Agreement, except J.P. Morgan Securities Inc., UBS Securities LLC and Unibanco Securities Inc., each of whose fees and expenses are governed by Section 5.7.

3.18 Books and Records. All of the Company’s and Company Subsidiaries’ books of account, minute books, stock record books and any other book and/or record legally required under applicable Brazilian Law are in all material respects complete, correct, accurate and true and have been maintained in accordance with applicable Brazilian Law and Brazilian GAAP, as applicable.

3.19 Investco S.A. Shareholders Documentation. All written shareholders agreements or similar shareholder-related contracts entered into by Paulista Lajeado Energia S.A. with other shareholders of Investco S.A. have been provided to Purchaser in the “data room” prior to the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Letter attached hereto as Exhibit C (the “Purchaser Disclosure Letter”), Purchaser represents and warrants to the Company, Seller and Energy as follows in this Article IV:

4.1 Organization and Qualification. Purchaser is a sociedade anônima de capital aberto, duly formed, validly existing and in good standing under the laws of Brazil. Purchaser has full corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted. Purchaser is not required to be qualified to do business as a foreign corporation in any country other than Brazil.

4.2 Authority; Non-Contravention; Statutory Approvals.

(a) Authority. Purchaser has full corporate power and authority to enter into this Agreement and, subject to receipt of the Purchaser Required Statutory Approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate proceedings or approvals on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by applicable Law affecting the enforcement of creditors’ rights generally or by general equitable principles. Purchaser has delivered to Seller a true, complete and correct copy of the resolutions or other evidence of corporate proceedings or approvals adopted by the board of directors of Purchaser, which are in full force and effect, evidencing its authorization of the execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby.

(b) Non-Contravention. Except as set forth on Schedule 4.2(b) of the Purchaser Disclosure Letter, the execution and delivery of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, result in any Violation or result in the creation of any Lien upon any of the respective properties or assets of Purchaser pursuant to any provision of (i) the Organizational Documents of Purchaser; (ii) any lease, mortgage, indenture, note, bond, deed of trust, or other written instrument or agreement of any kind to which Purchaser is a party or by which Purchaser may be bound, subject to obtaining the third-party Consents set forth in Schedule 4.2(b) of the Purchaser Disclosure Letter (the “Purchaser Required Consents”); or (iii) any Law, Permit or governmental order applicable to Purchaser, subject to obtaining the Purchaser Required Statutory Approvals (as such term is defined in Section 4.2(c)); other than in the case of clauses (i), (ii) and (iii) for any such Violation or Lien that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) Statutory Approvals. Except for the filings or approvals (i) set forth in Schedule 4.2(c) of the Purchaser Disclosure Letter (the “Purchaser Required Statutory Approvals”) and (ii) as may be required due to the regulatory or corporate status of Seller or the Company (as to which Purchaser does not have knowledge), no Consent of any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except those which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.3 Financing. Purchaser has, and will have at the Closing, available cash and/or credit capacity, either in its accounts, through binding and enforceable credit arrangements or borrowing facilities or otherwise, (i) to pay the Purchase Price at the Closing, (ii) to pay all fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement, pursuant to Section 5.7 or otherwise, and (iii) to perform all of its other obligations hereunder.

4.4 Litigation. Except as set forth in Schedule 4.4 of the Purchaser Disclosure Letter, there is no action, claim, suit or proceeding at law or in equity pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or affecting any of its assets or properties that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There are no Governmental Orders of or by any Governmental Entity applicable to Purchaser or any of its Subsidiaries except for such that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.5 Investment Intention; Sufficient Investment Experience; Independent Investigation. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of an investment in the Shares. Purchaser has been given adequate opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, Seller, the Company and their respective representatives concerning the Company and Purchaser’s investment in the Shares. Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Company and the Company Subsidiaries, that it has made all such reviews and inspections of the business, assets, results of operations and condition (financial or otherwise) of the Company and the Company Subsidiaries as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied on its own independent investigation, analysis, and evaluation of the Company and the Company Subsidiaries and Seller’s representations and warranties set forth in Article II and the Company’s representations and warranties set forth in Article III.

4.6 Brokers and Finders. Purchaser has not entered into any written agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Citigroup Global Markets Inc., whose fees and expenses will be paid by Purchaser in accordance with such party’s agreement with such firm.

4.7 Qualified for Permits. Purchaser is qualified to obtain any Permits necessary for the operation by Purchaser of the Company or any Company Subsidiary as of the Closing in the same manner as the Company or any Company Subsidiary are currently operated.

4.8 No Knowledge of Seller or Company Breach. Neither Purchaser nor any of its Affiliates has Knowledge of any breach or inaccuracy, or of any facts or circumstances which may constitute or give rise to a breach or inaccuracy, of (i) any representation or warranty of Seller set forth in Article II or (ii) any representation or warranty of Seller or the Company set forth in Article III.

ARTICLE V

COVENANTS

5.1 Conduct of Business. After the date hereof and prior to the Closing or earlier termination of this Agreement, Seller shall exercise the voting, governance and contractual powers available to it to cause the Company to, and the Company shall and shall cause the Company Subsidiaries to, conduct its businesses in the ordinary and usual course in substantially the same manner as heretofore conducted. After the date hereof and prior to the Closing or earlier termination of this Agreement, except (i) as contemplated in or permitted by this Agreement, (ii) as may be required to comply with any Company Material Contract (including any Financing Facility), (iii) as required by applicable Law, (iv) in the ordinary and usual course of business, (v) to the extent prohibited by a Financing Facility or (vi) to the extent Purchaser shall otherwise consent, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall not exercise the voting, governance and contractual powers available to it to cause the Company to, and the Company shall not and shall not cause the Company Subsidiaries to:

(a) (i) except as set forth in Schedule 5.1(a), amend its Organizational Documents other than amendments which are ministerial in nature or not otherwise material; (ii) split, combine or reclassify its outstanding Equity Interests; or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(b) issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, other than any issuance, sale or disposal, solely among any of the Company and/or any Company Subsidiary;

(c) except as set forth in Schedule 5.1(c), incur any indebtedness in a maximum aggregate principal amount in excess of R$100,000;

(d) except as set forth in Schedule 5.1(d), make any commitments for or make capital expenditures in excess of R$1,000,000 individually or R$2,500,000 in the aggregate;

(e) except as set forth in Schedule 5.1(e), make any acquisition of, or investment in, assets or stock of any other Person or entity in excess of R$100,000 individually or R$300,000 in the aggregate;

(f) sell, transfer or otherwise dispose of any of its assets in excess of R$100,000 individually or R$300,000 in the aggregate;

(g) request, on behalf of the Company and/or any Company Subsidiary, bankruptcy, reorganization, including, but not limited to, recuperação judicial, recuperação extrajudicial or any acordo privado in accordance with Federal Law # 11.101/05, insolvency, moratorium, or preferential transfers, or any other measure subject to similar Laws relating to or affecting creditors’ rights;

(h) (x) terminate or amend or modify any material term of a Company Material Contract, (y) enter into a new Company Material Contract or (z) grant any waiver of any material term under, or give any material consent with respect to, any Company Material Contract, in each case which Company Material Contract involves total consideration throughout its term in excess of R$2,000,000;

(i) enter into or amend any material Company Plan or any collective bargaining or labor agreement (except, in each case, as may be required by applicable Law);

(j) except as may be required to meet the requirements of applicable Law or changes in Brazilian GAAP, change any accounting policy that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(k) except as required by the terms of any Company Plan, collective bargaining agreement or any other existing agreement, increase salaries, remuneration or aggregate benefits payable to the managers, executive officers and directors of any Company or Company Subsidiary;

(l) except as set forth in Schedule 5.1(l), declare, pay or set aside for payment any cash or non-cash dividend or other distribution in respect of any of the Shares or the Equity Interest of any Company Subsidiary (other than cash dividends required by applicable Law); or

(m) enter into any written agreement or contract to take any of the actions set forth in subsections (a)-(l) of this Section 5.1.

5.2 Approvals.

(a) Each Party shall cooperate and use reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other Person, including, without limitation, the Company Required Consents, the Purchaser Required Consents, the Seller Required Statutory Approvals, the Company Required Statutory Approvals and the Purchaser Required Statutory Approvals, as applicable, required in connection with, and waivers of any breaches or violations of any written contracts or agreements, Permits or other documents that may be caused by, the consummation of the transactions contemplated by this Agreement. In furtherance of the foregoing, Purchaser shall take all such actions, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Purchaser or any of its Subsidiaries or, after the Closing Date, of the Company or any of its Company Subsidiaries and (ii) otherwise taking or committing to take actions that limit or would limit Purchaser’s or its Subsidiaries’ (including, after the Closing Date, the Company’s or any of its Company Subsidiaries as Subsidiaries of Purchaser) freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines or assets, in each case as may be required in order to (x) obtain the Seller Required Statutory Approvals, the Company Required Statutory Approvals and the Purchaser Required Statutory Approvals as soon as reasonably possible or (y) avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing. Purchaser shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation and (ii) not enter into any written agreement with any Governmental Entity that would reasonably be expected to adversely affect the Parties’ ability to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Parties (which shall not be unreasonably withheld or delayed).

(b) The Parties shall promptly provide the other Parties with copies of all filings made with, and inform one another of any communications received from, any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

5.3 Access. After the date hereof and prior to the Closing, Seller and the Company agree that the Company and the Company Subsidiaries shall permit, and the Company and the Company Subsidiaries shall exercise the voting, governance and contractual powers available to any of them to cause (subject to any contractual, fiduciary or similar obligation of the Company or any Company Subsidiary), the Company and each Company Subsidiary to permit, Purchaser and its employees, counsel, accountants and other representatives to have reasonable access, upon reasonable advance notice, during regular business hours, to the assets, employees, properties, books and records, businesses and operations relating to the Company and the Company Subsidiaries as Purchaser may reasonably request; provided, however, that in no event shall Seller, the Company or any Company Subsidiary be obligated to provide any access or information (i) if Seller or the Company determines, in good faith after consultation with counsel, that providing such access or information may violate applicable Law, cause Seller, the Company or any Company Subsidiary to breach a confidentiality obligation to which it is bound, or jeopardize any recognized privilege available to Seller, the Company or any Company Subsidiary; or (ii) to the extent set forth on Schedule 5.3. Purchaser agrees to indemnify and hold Seller, the Company and the Company Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of Purchaser and any loss, damage to or destruction of any property owned by Seller, the Company or the Company Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the employees, counsel, accountants, advisors and other representatives of Purchaser during any visit to the business or property sites of the Company or the Company Subsidiaries prior to the Closing Date, whether pursuant to this Section 5.3 or otherwise. During any visit to the business or property sites of the Company or the Company Subsidiaries, Purchaser shall, and shall cause its employees, counsel, accountants, advisors and other representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures and conduct itself in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or such Company Subsidiary. Neither Purchaser nor any of its representatives shall conduct any environmental testing or sampling on any of the business or property sites of the Company or the Company Subsidiaries prior to the Closing Date. Each Party shall, and shall cause its Affiliates and representatives to, hold in strict confidence all documents and information furnished to it by another Party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.

5.4 Publicity. Except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules or regulations of any national securities exchange, prior to the Closing none of Seller, the Company, Purchaser or any of their respective Affiliates shall, without the express written approval of Seller, the Company and Purchaser, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law or pursuant to any such listing agreement or rules or regulations of any national securities exchange, in which case the other Parties shall be advised and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

5.5 Tax Matters.

(a) With respect to the period prior to January 1, 2008, Purchaser shall make no election under Section 338 of the Code with respect to the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement.

(b) Following the Closing and prior to January 1, 2008, Purchaser shall not, and shall cause each of the Company and each of the Company Subsidiaries not to, (i) sell the Equity Interests of any Company Subsidiary, (ii) sell a substantial portion of the assets of any Company Subsidiary outside of the ordinary course of business or (iii) make a non-cash distribution of any of the Equity Interests or assets of any Company Subsidiary, in each case if such sale or distribution could reasonably be expected to result in an increase in (x) “Subpart F” income under Section 951 of the Code or (y) deemed dividends recognized under Section 1248 of the Code that Seller or any of its Affiliates must report on any Tax Return; provided, however, that in no event shall this Section 5.5(b) apply to any sale, transfer or other disposition of the Equity Interest in Jaguari Geração de Energia S.A. or its Subsidiaries.

5.6 Employee Matters.

(a) For a period of twelve (12) months following the Closing Date, Purchaser and the Company shall cause the employees of the Company or any Company Subsidiary who remain in the employment of Purchaser, the Company, their Subsidiaries or their respective successors (the “Continuing Employees”) to receive compensation and employee benefits that in the aggregate are substantially no less favorable than the compensation and employee benefits provided to such employees immediately prior to the Closing. Nothing contained herein shall be construed as requiring Purchaser, the Company or any Company Subsidiary to continue or to cause the continuance of any specific employee benefit plans or to continue or cause the continuance of the employment of any specific person.

(b) With respect to each benefit plan of Purchaser or any of its Subsidiaries in which a Continuing Employee participates after the Closing, for purposes of determining eligibility, vesting and amount of benefits, including severance benefits and paid time off entitlement (but not for pension benefit accrual purposes), Purchaser shall cause service with the Company and the Company Subsidiaries (or predecessor employers to the extent the Company or any Company Subsidiary provided past service credit) to be treated as service with Purchaser and its Subsidiaries; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under an analogous Company Plan.

(c) With respect to any welfare benefit plan maintained by Purchaser or its Subsidiaries in which Continuing Employees are eligible to participate after the Closing, Purchaser shall, and shall cause the Company and the Company Subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the Company Plans prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out of pocket requirements to the extent applicable under any such plan.

5.7 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including, without limitation, any fees and expenses of investment bankers, brokers, finders, counsel, advisors, experts or other agents, in each case, incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (whether payable prior to, at or after the Closing Date)) shall be paid by the Party incurring such expense; provided that all such costs and expenses incurred by the Company with respect to the transactions contemplated by this Agreement on or prior to the Closing Date shall be paid by Seller; provided, further, that, notwithstanding any provision to the contrary in this Agreement or any other agreement contemplated hereby, any and all expenses incurred or suffered by or on behalf of the Company or any Company Subsidiary or any limitation on, or diminution of, any Equity Interest held by the Company or any Company Subsidiary in connection with the matters described on Schedule 5.7, including, without limitation, with respect to investigating, analyzing or defending such matters (whether incurred prior to or after the Closing) shall be borne, paid and reimbursed by Purchaser to Seller.

5.8 [Intentionally left blank.]

5.9 Termination of Affiliate Contracts. Except as set forth on Schedule 5.9, all Affiliate Contracts, including any written agreements or understandings (written or oral) with respect thereto, shall survive the Closing without any further action on the part of the parties thereto or the Parties.

5.10 Further Assurances. Each of Seller, the Company and Purchaser agrees that, from time to time before and after the Closing Date, they will execute and deliver, and the Company shall cause the Company Subsidiaries to execute and deliver, or use reasonable efforts to cause their other respective Affiliates to execute and deliver such further instruments, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement. Purchaser, the Company and Seller agree to use reasonable efforts to refrain from taking any action which could reasonably be expected to materially delay the consummation of the Transaction.

5.11 [Intentionally left blank.]

5.12 Change of Name.

(a) Notwithstanding anything to the contrary contained herein, within ninety (90) Business Days after the Closing Date, Purchaser shall have caused each of the Company, CMS Comercializadora de Energia Ltda. and CMS Energy Equipamentos, Serviços Indústria e Comércio S.A. to be renamed such names as Purchaser shall identify by written notice to Seller no later than five (5) Business Days prior to the Closing. On or after the Closing Date, Purchaser and its Affiliates shall not use existing or develop new stationery, business cards and other similar items that bear the name or mark of “CMS Energy Brasil S.A.”, “CMS Comercializadora de Energia Ltda.” or “CMS Energy Equipamentos, Serviços Indústria e Comércio S.A.” or any similar derivation thereof in connection with the businesses of the Company or any Company Subsidiary.

(b) The Parties acknowledge that any damage caused to Seller or any of its Affiliates by reason of the breach by Purchaser or any of its Affiliates of Section 5.12(a), in each case would cause irreparable harm that could not be adequately compensated for in monetary damages alone; therefore, each Party agrees that, in addition to any other remedies, at law or otherwise; Seller and any of its Affiliates shall be entitled to an injunction issued by a court of competent jurisdiction restraining and enjoining any violation by Purchaser or any of its Affiliates of Section 5.12(a), and Purchaser further agrees that it (x) will stipulate to the fact that Seller or any of its Affiliates, as applicable, have been irreparably harmed by such violation and not oppose the granting of such injunctive relief and (y) waive any requirement that Seller post any bond or similar requirement in order for Seller to obtain the injunctive relief contemplated by this Section 5.12(b).

5.13 [Intentionally left blank.]

5.14 Resignations of Certain Officers and Directors. Upon the written request of Purchaser, the Company shall cause the resignations or removals at the Closing Date of the executive officers and directors set forth on Schedule 5.14 from their position as executive officer or director of the Company or the Company Subsidiaries set forth opposite the name of such executive officer or director on Schedule 5.14.

5.15 Tag-Along and Other Shareholder Rights. Seller and the Company shall use reasonable efforts to cause, and Purchaser shall do all things reasonably requested by Seller and the Company as promptly as reasonably possible to ensure that, all tag-along and other contractual rights under the shareholders agreements to which the Company or any Company Subsidiary is a party and the obligations of Seller, the Company or any of their respective Affiliates in connection with such tag-along and other contractual rights (including, without limitation, such rights and obligations under the Shareholders Agreement) with respect to the Equity Interests of the Company and any Company Subsidiary, as the case may be, (i) to cease to be an obligation of Seller, the Company and such Affiliates, as the case may be, or (ii) to be terminated, including, without limitation, by paying any amounts that may be required in connection therewith in accordance with the following sentence. Purchaser agrees that if any holder of Equity Interests of the Company or any Company Subsidiary (other than Seller, the Company or any Company Subsidiary) exercises any tag-along or similar contractual or legal right to sell such Equity Interests, Purchaser will agree to acquire or otherwise pay for such Equity Interests on the applicable contractual or other legal terms and otherwise on substantially the same terms as set forth in this Agreement (with appropriate adjustments to the terms and conditions, including, without limitation, the price to be paid, as are necessary to reflect applicable contractual or other legal terms of the Equity Interests to be acquired).

5.16 Releases of Certain Guarantees. Purchaser shall procure at or prior to the Closing the release by the applicable counterparty of any continuing obligation of Seller or its Affiliates with respect to any guarantee as set forth on Schedule 5.16 (“Guarantees”); provided that to the extent a release shall not have been obtained at the time of Closing with respect to any such Guarantee, Purchaser shall provide to Seller, as beneficiary, in Seller’s sole and absolute discretion, a performance bond or an irrevocable letter of credit (which, in each case, shall be in form and substance and issued by a financial institution satisfactory to Seller) or an indemnity (in form and substance satisfactory to Seller) to secure the obligations of Seller or its Affiliates with respect to each such Guarantee; provided, further, that any such performance bond, irrevocable letter of credit or indemnity with Seller, as beneficiary, shall remain in full force and effect for the same period from and after the Closing as any such corresponding Guarantee shall remain in place.

5.17 [Intentionally left blank.]

5.18 Assignment of Certain Obligations. Seller, at its option, shall either (i) on or prior to the Closing Date, cause the applicable Company Subsidiary to assign the obligations under the agreements set forth on Schedule 5.18 to Seller or one of its Affiliates, which shall assume such obligations, or (ii) reimburse or cause one of its Affiliates to reimburse amounts paid by the Company or such Company Subsidiary with respect to such obligations on or after the Closing Date if such agreements are not assigned and assumed pursuant to the foregoing clause (i) of the prior sentence. In the latter case, the reimbursement by Seller to Purchaser shall be made in immediately available funds to the account designated by Purchaser, for all payments made by Purchaser during a month and reasonably documented, within ten (10) days from the end of such month. Failure to comply with the payment in accordance with this Section 5.18, shall cause the payment amount to be duly adjusted by IGP-M, plus interest of one percent (1%) per month with respect to Losses paid in reais. Payments to Purchaser under this Section 5.18 shall be made in reais, calculated at the exchange rate on the date or dates Seller makes payment to Purchaser.

5.19 Insurance. Prior to the Closing, Seller shall cause the Company and/or each Company Subsidiary, as applicable, to renew the insurance policies to which they are a party as set forth on Schedule 3.16 of the Company Disclosure Letter and are scheduled to expire on or before the Closing Date or, with respect to those policies that are not renewable and as set forth on Schedule 5.19, Seller shall cause the Company and/or each Company Subsidiary, as applicable, to obtain reasonably comparable replacement policies.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver (to the extent permitted by Law) by Purchaser and Seller, on or prior to the Closing Date, of each of the following conditions precedent:

(a) No Injunction. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting the consummation of the transactions contemplated hereby; provided, however, that should any such order or injunction be entered into or in effect, the Parties shall use reasonable efforts to have any order or injunction vacated or lifted.

(b) ANEEL Consent. The Consent of ANEEL in respect of the transactions contemplated hereby shall have been obtained at or prior to the Closing.

6.2 Conditions to the Obligation of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of each of the following conditions:

(a) Performance of Obligations of Seller and the Company. Each of Seller and the Company shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

(b) Representations and Warranties. The representations and warranties of Seller and the Company set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Seller Material Adverse Effect.

(c) Officer’s Certificate. Purchaser shall have received a certificate from an authorized executive officer of Seller, dated as of the Closing Date, to the effect that, to the best of such officer’s knowledge, the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Closing Deliverables. Purchaser shall have received all documents and other items required to be delivered by Seller to Purchaser pursuant to Section 1.4.

6.3 Conditions to the Obligation of Seller. The obligation of Seller to effect the Closing shall be subject to the satisfaction or waiver by Seller on or prior to the Closing Date of each of the following conditions:

(a) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects its respective agreements and covenants contained in or contemplated by this Agreement which are required to be performed by it at or prior to the Closing.

(b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations and warranties to be true and correct (without giving effect to any materiality qualification or standard contained in any such representations and warranties) that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) Officer’s Certificate. Seller shall have received a certificate from an authorized executive officer of Purchaser, dated as of the Closing Date, to the effect that, to the best of such officer’s knowledge, as applicable, the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Termination of Certain Company Obligations. Seller shall have received evidence from Purchaser (which evidence shall be in form and substance satisfactory to Seller) to effect as promptly as reasonably possible the purchase of or other satisfaction of all shareholder, tag-along and related contractual or legal rights of any Person and the obligations of Seller, the Company or any of their respective Affiliates in connection therewith (including, without limitation, such rights and obligations under the Shareholders Agreement) with respect to the Equity Interests of the Company and any Company Subsidiary in accordance with Section 5.15.

(e) Releases of Certain Guarantees. The releases by the applicable counterparty of any continuing obligation of Seller or any of its Affiliates with respect to each Guarantee shall have been obtained in accordance with Section 5.16; provided that to the extent a release shall not have been obtained at Closing with any such Guarantee, Seller, as beneficiary, shall have received (in Seller’s sole and absolute discretion) from Purchaser a performance bond or an irrevocable letter of credit (which, in each case, shall be in form and substance and issued by a financial institution satisfactory to Seller) or an indemnity (in form and substance satisfactory to Seller) to secure the obligations of Seller or its Affiliates with respect to each such Guarantee; provided, further, that any such performance bond, irrevocable letter of credit or indemnity with Seller, as beneficiary, shall remain in full force and effect for the same period from and after the Closing as any such corresponding Guarantee shall remain in place.

(f) Closing Deliverables. Seller shall have received all documents and other items required to be delivered by Purchaser to Seller pursuant to Section 1.4.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written agreement of Purchaser, the Company and Seller;

(b) [Intentionally left blank.]

(c) by Purchaser or Seller, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or injunction shall have become final and non-appealable and the Party seeking to terminate this Agreement pursuant to this Section 7.1(c)(ii) shall have used reasonable efforts to remove such order, decree, ruling or injunction;

(d) by Purchaser, by written notice to Seller, if the Closing Date shall not have occurred on or before such date that is two hundred ten (210) days following the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Purchaser if its failure to fulfill any obligation under this Agreement shall have caused or resulted in the failure of the Closing Date to occur on or before the Outside Date;

(e) by Seller, by written notice to Purchaser, if the Closing Date shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Seller if its failure to fulfill any of its material obligations under this Agreement shall have caused or resulted in the failure of the Closing Date to occur on or before such date;

(f) by Purchaser, so long as Purchaser is not then in material breach of any of its representations, warranties, covenants or agreements hereunder, by written notice to Seller, if there shall have been a breach of any representation or warranty of Seller or the Company, or a breach of any covenant or agreement of Seller or the Company hereunder, which breaches would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Seller and the Company of notice in writing from Purchaser (a “Breach Notice”), specifying the nature of such breach and requesting that it be remedied or Purchaser shall not have received adequate assurance of a cure of such breach within such thirty-day period or Seller shall not have made a capital contribution to the Company in an amount equal to the expected damages from such breach, provided that Seller shall have no obligation to make any such capital contribution pursuant to this Section 7.1(f); or

(g) by Seller, so long as Seller or the Company is not then in material breach of any of their representations, warranties, covenants or agreements hereunder, by written notice to Purchaser, if there shall have been a breach of any representation or warranty, or a breach of any covenant or agreement of Purchaser hereunder, which breaches would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of notice in writing from Seller, specifying the nature of such breach and requesting that it be remedied or Seller shall not have received adequate assurance of a cure of such breach within such thirty-day period.

7.2 Effect of Termination. No termination of this Agreement pursuant to Section 7.1 shall be effective until notice thereof is given to the non-terminating Parties specifying the provision hereof pursuant to which such termination is made. If validly terminated pursuant to Section 7.1, this Agreement shall become wholly void and of no further force and effect without liability to any Party or to any Affiliate, or their respective members or shareholders, directors, officers, employees, agents, advisors or representatives, and following such termination no Party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement to any other Party; provided that if this Agreement is terminated by a Party because of a breach of this Agreement by the other Party then no such termination shall relieve the other Party from liability for fraud or any willful or intentional breach of any material provision of this Agreement occurring prior to such termination. If this Agreement is terminated as provided in Section 7.1, Purchaser shall redeliver to Seller or the Company, as the case may be, and will cause its agents to redeliver to Seller or the Company, as the case may be, all documents, workpapers and other materials of Seller, the Company and the Company Subsidiaries relating to any of them and the transactions contemplated hereby, whether obtained before or after the execution hereof, and Purchaser shall comply with all of its obligations under the Confidentiality Agreement.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations, Warranties, Covenants and Agreements; Exclusive Remedy.

(a) The representations and warranties in this Agreement shall survive the Closing and shall terminate and expire on the date which is the first anniversary of the Closing Date (“Survival Period Termination Date”) and shall not constitute after such date the basis for any claim for indemnification under this Agreement, except for:

(i) the representations and warranties of Seller contained in Sections 2.2 (Title to Shares) and 2.3(a) (Authority), that shall survive indefinitely;

(ii) the representations and warranties of the Seller with respect to the Company contained in Sections 3.1(a) (Organization and Qualification), 3.1(b) (Authority) and 3.2 (Capitalization), that shall survive indefinitely;

(iii) the representations and warranties of Purchaser contained in Sections 4.2(a) (Authority) and 4.8 (No Knowledge of Seller or Company Breach), that shall survive indefinitely; and

(iv) the covenants and agreements of the Parties contained in Sections 5.3 (Access), 5.7 (Fees and Expenses), 5.10 (Further Assurances), 5.12 (Change of Name), 5.16 (Releases of Certain Guarantees) and 7.2 (Effect of Termination) and Article VIII (Indemnification) that shall survive according with their terms.

(b) The Parties agree that, from and after the Closing Date to and including the date on which such claim or cause of action against any of the Parties is based upon, directly or indirectly, a breach of any of the representations, warranties, covenants or agreements contained in this Agreement may be brought only, as expressly provided in, this Article VIII, and the indemnification provided for in this Article VIII shall be the sole and exclusive remedy (except in the case of fraud) for Losses related to or in connection with such breach.

8.2 Indemnification of Purchaser by Seller. Subject to the terms and conditions of this Article VIII, and except when the Loss arises from Purchaser’s negligence or willful misconduct or the matters contemplated by Section 8.5, from and after the Closing Date the Seller shall, subject to Section 8.4, indemnify, defend and hold Purchaser and each of Purchaser’s Affiliates, directors, officers and employees and the successors and assigns of any of them (including, without limitation, the Company) (collectively, the “Purchaser Group”) harmless from and against all Losses, arising from any claim resulting from, imposed upon or incurred by any member of the Purchaser Group, directly or indirectly, by reason of or resulting from any misrepresentation or inaccuracy of any representation or warranty of the Seller contained in or made pursuant to Articles II or III of this Agreement and/or any breach by Seller of any of its covenants, agreements or obligations contained in or made pursuant to this Agreement. Payments to Purchaser under this Section 8.2 shall be made in reais, calculated at the exchange rate on the date or dates Seller makes payment or payments to Purchaser.

8.3 Indemnification of Seller by Purchaser. Subject to the terms and conditions of this Article VIII, and except when the Loss arises from Seller’s negligence or willful misconduct, from and after the Closing Date Purchaser shall indemnify, defend and hold Seller, its Affiliates and each of their respective officers, directors, employees, agents and representatives (the “Seller Group”) harmless from and against all Losses arising from any claim resulting from, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from any misrepresentation or inaccuracy of any representation or warranty of Purchaser contained in or made pursuant to Article IV of this Agreement; and/or any breach by Purchaser of any of its covenants, agreements or obligations of Purchaser contained in or made pursuant to this Agreement (including, without limitation, the matters contemplated by the proviso of the last sentence of Section 5.7). Payments to Seller under this Section 8.3 shall be made in U.S. currency, calculated at the exchange rate on the date or dates Purchaser makes payment or payments to Seller or any other member of the Seller Group.

8.4 Limitations on Seller’s Indemnification.

(a) Limitations. Claims for indemnification under Section 8.2 shall be made by Purchaser or by any other Person of the Purchaser Group in accordance with the following limits:

(i) if such claim involves Losses equal to or in excess of US$50,000 (the “Mini-Basket Amount”); and

(ii) if such Losses with respect to the claims permitted to be made pursuant to the foregoing clause (i) exceed in the aggregate an amount equal to US$500,000 (the “Deductible Amount”), and then only to the extent such Losses exceed the Deductible Amount.

(b) Losses Below the Deductible Amount. Notwithstanding the provisions of this Section 8.4, if claims made prior to the Survival Period Termination Date do not reach the Deductible Amount, Seller agrees to pay to Purchaser the aggregate amount of the Losses related to such claims meeting the Mini-Basket Amount definition and made until the Survival Period Termination Date.

(c) Indemnification Cap. The aggregate amount of Losses payable by Seller under this Agreement shall not exceed US$10,000,000 (the “Indemnification Cap”) in the aggregate.

(d) Calculation of Losses. The amount of any Loss subject to indemnification under Section 8.2 or 8.3 shall be calculated net of any insurance proceeds (net of direct collection expenses, deductibles and co-pays) or any indemnity, contribution or other similar payment received by Indemnitee from any third party with respect thereto. To the extent a Loss is reasonably expected to be covered by such policies, Indemnitee shall use commercially reasonable efforts to recover under its insurance policies covering such Loss to the same extent as they would if such Loss were not subject to indemnification hereunder; provided, however, that nothing in this Section 8.4(d) shall prevent Indemnitee from also seeking to recover such Loss from Indemnitor while such insurance claim is pending. In the event that an insurance or other recovery is made by Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (not to exceed the amount of the applicable indemnification payment made to it) shall be made promptly to Seller. Indemnitor shall be subrogated to all rights of Indemnitee and its Affiliates in respect of any Losses indemnified by Indemnitor.

8.5 Special Indemnification by Seller.

(a) General. Notwithstanding any provision to the contrary in this Agreement or any other agreement contemplated hereby, from and after the Closing Date, Seller shall indemnify Purchaser against and hold it harmless from any Losses that result from or arise out of the matters set forth on Schedule 8.5(a), which shall be excluded from the Seller’s indemnification obligations and limits under Sections 8.2, 8.4(a), 8.4(b) and 8.4(c).

(b) Special Seller Indemnification Cap. In no event shall the aggregate amount of Losses payable by Seller under Section 8.5 exceed US$8,800,000 (the “Special Seller Indemnification Cap”) in the aggregate.

(c) Expiration. With respect to the claim noted in item 4 of Schedule 8.5(a), the Seller’s obligations under this Section 8.5(c) shall expire on October 27, 2009, unless a Third Party Claim (as defined in Section 8.7(a)) based on a Promissory Note is made with respect thereto prior to such date; provided that, if the enforceability of such a Promissory Note is tolled prior to the making of such Third Party Claim, the expiration date of Seller’s obligation with respect to such Promissory Note under this Section 8.5(c) shall be extended for a number of days equal to the number of days during which such enforceability was tolled. With respect to the other matters noted in Schedule 8.5(a), Seller’s obligations under this Section 8.5(c) shall expire on the fifteenth anniversary of the Closing Date.

(d) Payments. Payments to Purchaser under this Section 8.5 shall be made in reais, calculated at the exchange rate on the date or dates Seller makes payment or payments to Purchaser.

8.6 Mitigation. Each Person entitled to indemnification hereunder shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Loss that is subject to indemnification hereunder.

8.7 General Procedures Applicable to Claims for Indemnification.

(a) Third Party Claim. Any request for indemnification by a party under this Article VIII shall be valid only if the party making the request (“Indemnitee”) notifies the other party in writing (“Indemnitor”) as promptly as reasonably practicable by written notice in accordance with Section 10.1 regarding a claim or demand made by any Person (other than a Party or Affiliate thereof) (“Third Party Claim”). Notice shall specify the nature of the Third Party Claim, the applicable provision(s) of this Agreement under which the Third Party Claim arises and, if possible, the amount of, or an estimated amount of, the Loss and such other information as Indemnitor may reasonably request. No failure or delay in giving a Third Party Claim Notice and no failure to include any specific information or any reference to any provision of this Agreement or other instrument under which the Third Party Claim arises shall affect the rights of Indemnitee hereunder, except to the extent that such failure or delay materially adversely affects the ability of Indemnitor to defend, settle or satisfy the Third Party Claim.

(b) Right of Indemnitor to Assume Defense of Claim; Control of the Defense. Indemnitor, at its sole cost and expense, shall have the right, upon written notice to Indemnitee to assume the defense of the Third Party Claim if in such written notice Indemnitor acknowledges in writing that the Third Party Claim is covered by the indemnification obligations under this Article VIII and all Losses incurred by Indemnitor shall be included in the calculation of the maximum amount of indemnification set forth in Section 8.4(c). If Indemnitor assumes the defense of the Third Party Claim, it shall select reputable counsel reasonably acceptable to Indemnitee to conduct the defense of the Third Party Claim and shall defend or settle the same. The contest of the Third Party Claim may be conducted in the name and on behalf of Indemnitor or Indemnitee, as the case may be appropriate. If Indemnitor assumes the defense of such claim, Indemnitor shall have full authority, in consultation with Indemnitee, to determine all action to be taken with respect to the Third Party Claim, except that Indemnitor may consent to a settlement or compromise of, or the entry of any monetary judgment arising from, the Third Party Claim only with the prior written consent of Indemnitee provided that, the proposed settlement, compromise or entry: (A) does not contain an admission of guilt or wrongdoing on the part of Indemnitee, and (B) does not provide for any remedy or sanction against Indemnitee other than the payment of money that is required to be and is timely paid by Indemnitor. Should Indemnitor so elect to assume the defense of such Third Party Claim, Indemnitor will not be liable to Indemnitee for legal expenses subsequently incurred by Indemnitee in connection with the defense thereof, unless the Third Party Claim involves potential conflicts of interest between Indemnitee and Indemnitor. Indemnitor will be liable for the fees and expenses of counsel employed by Indemnitee for any period during which Indemnitor has not assumed the defense thereof.

(c) Cooperation in Defense. If requested by Indemnitor, Indemnitee shall cooperate with Indemnitor and its counsel, including permitting reasonable access to books and records, in contesting any Third Party Claim that Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person, but Indemnitor shall reimburse Indemnitee for reasonable out-of-pocket costs incurred by Indemnitee in so cooperating. With respect to any claims arising out or relating to Section 8.5, Purchaser shall, and shall cause its Affiliates to, provide Seller with such assistance as may reasonably be requested by Seller in connection with any indemnification or defense with respect to the matters provided for in Section 8.5, including, without limitation, providing Seller with such information, documents and records and reasonable access to the services of and consultations with such personnel of Purchaser or its Affiliates as Seller shall deem reasonably necessary.

(d) Failure of Indemnitor to Assume Defense. If Indemnitor does not inform Indemnitee in writing that it will assume the defense of the Third Party Claim in accordance with the terms hereof within one third of the legal term for defense or five (5) calendar days, whichever is less, after the receipt of notice thereof, Indemnitee may, but not in any means shall be obliged to, at Indemnitor’s sole expense, defend against the Third Party Claim in such manner as it may deem appropriate, and the expense of such defense shall constitute an indemnifiable Loss, which amounts shall be included in the calculation of the maximum amount of indemnification set forth in Section 8.4(c). Indemnitor shall have the right, and Indemnitee shall use its reasonable efforts to afford Indemnitor, to have its counsel attend, observe and participate in all administrative and judicial meetings, conferences, hearings and other proceedings in connection with such defense and to be provided with copies of, or reasonable access to, all pleadings, notices and other filings in connection with such defense.

(e) Dispute Resolution. In the event that Indemnitee should have a claim against Indemnitor under this Article VIII, Indemnitee shall notify Indemnitor in writing, and in reasonable detail, of such claim as promptly as reasonably practicable, including (i) the reason why Indemnitee believes that Indemnitor is or will be obligated to indemnify Indemnitee, (ii) the Loss amount and (iii) the basis on which Indemnitee has calculated such Loss amount (such notice shall be referred to as the “Notice of Claim”). If, within twenty (20) Business Days upon receipt of the Notice of Claim, Indemnitor does not deliver a notice in writing disputing in good faith such Notice of Claim, then Indemnitor shall be deemed to have accepted such claim and the Loss amount as final and binding without amendment or modification and conclusive upon the parties. For ten (10) Business Days after the receipt of the Notice of Claim, Indemnitor and Indemnitee shall use reasonable efforts to engage in negotiations and discussions relating to any matters arising out of or concerning the Notice of Claim. If Indemnitor and Indemnitee shall fail to resolve any such dispute during the 10-Business Day period, then the claim in dispute shall be promptly submitted by Indemnitor (in any event, no later than five (5) Business Days after the 10-Business Day period) to the Panel in accordance with Section 10.9 of this Agreement. Indemnitor and Indemnitee shall make readily available to the Panel all relevant books and records, notices and documents, and all other items reasonably requested by the Panel. Section 10.9 shall govern the resolution of disagreements among the Parties under this Article VIII.

8.8 Payment. Indemnitor shall reimburse Indemnitee for Losses incurred no later than ten (10) days after the final resolution of a Notice of Claim in accordance with Section 8.7(e) or, with respect to Losses in relation to Third Party Claims (other than on-going out-of-pocket costs and expenses with respect thereto), ten (10) days after Indemnitor receives written notice from Indemnitee reasonably describing the Loss being claimed (“Loss Payment Date”). Failure to comply with the Loss Payment Date shall cause the Loss amount to be duly adjusted by IGP-M, plus interest of one percent (1%) per month with respect to Losses paid in reais.

8.9 Energy Guarantee.

(a) For value received, Energy hereby fully, unconditionally and irrevocably guarantees from and after the Closing Date (the “Energy Guarantee”) to Purchaser the prompt and punctual payment of any amount Seller is required to pay under this Agreement, when and as the same shall become due and payable, subject as to such payment obligations to the terms and conditions of this Article VIII. Energy’s guarantee obligations include the principal, interest, fines, fees, costs and other amounts that may be due and payable by Seller under this Agreement.

(b) The Energy Guarantee is a first demand guarantee and shall constitute an autonomous and independent obligation of Energy not being ancillary to the obligations of Seller under this Agreement. Energy hereby agrees to cause any such payment to be made as if such payment were made by Seller. Energy hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a merger or bankruptcy of Seller, any right to require a proceeding first against Seller, protest or notice with respect to any amount payable by Seller under this Agreement and all demands whatsoever, and covenants that the Energy Guarantee will not be discharged except by (i) termination of this Agreement according to its terms, (ii) termination or expiration of Seller’s indemnification obligations under this Agreement or (iii) payment in full of all amounts due and payable under this Agreement.

(c) Energy expressly waives the benefits set forth in Articles 366, 827, 835, 837, 838 and 839 of the Brazilian Civil Code and Article 595 of the Brazilian Code of Civil Procedure.

(d) The applicability of the Energy Guarantee shall not be affected or impaired by any of the following: (i) any extension of time, forbearance or concession given to Seller; (ii) any assertion of, or failure to assert, or delay in asserting, any right, power or remedy against Seller; (iii) any amendment of the provisions of this Agreement; (iv) any failure of Seller to comply with any requirement of any Law; (v) the dissolution, liquidation, reorganization or any other alteration of the legal structure of Seller; (vi) any invalidity or unenforceability of any provision of this Agreement; or (vii) any other circumstance (other than complete payment by Seller or Energy) which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.

(e) Energy shall be subrogated to all rights of Seller against Purchaser based on and to the extent of any amounts paid to Purchaser by Energy pursuant to the provisions of the Energy Guarantee.

(f) All notices under this Article VIII from Purchaser or any member of the Purchaser Group shall be given to Seller and Energy concurrently.

ARTICLE IX

DEFINITIONS AND INTERPRETATION

9.1 Defined Terms. The following terms are defined in the corresponding Sections of this Agreement:

Defined Term	Section Reference
Affiliate Contracts	Section 3.15
Agreement	Preamble
Arbitration Expenses	Section 10.9
Balance Sheet	Section 3.3(a)
Breach Notice	Section 7.1(f)
Closing	Section 1.3
Closing Date	Section 1.3
Common Shares	Recitals

Company	Preamble

Company Disclosure Letter	Article III

Company Financial Statements	Section 3.3(a)

Company Material Contracts	Section 3.11(a)

Company Permits	Section 3.9(a)

Company Plans	Section 3.8(a)

Company Required Consents	Section 3.1(c)

Company Required Statutory Approvals	Section 3.1(d)

Continuing Employees	Section 5.6(a)

Contracting Party	Section 3.11(a)

Deductible Amount	Section 8.4(a)(ii)

Director Shareholder	Recitals

Dispute	Section 10.9

Energy	Preamble

Energy Guarantee	Section 8.9

Guarantees	Section 5.16

ICC	Section 10.9

Indemnification Cap	Section 8.4(c)

Indemnitee	Section 8.7(a)

Indemnitor	Section 8.7(a)

Intellectual Property	Section 3.14

Leased Real Property	Section 3.10(a)

Loss Payment Date	Section 8.8

Outside Date	Section 7.1(d)

Owned Real Property	Section 3.10(a)

Mini-Basket Amount	Section 8.4(a)(i)

Notice of Claim	Section 8.7(e)

Panel	Section 10.9

Party	Preamble

Preferred Shares	Recitals

Purchase Price	Section 1.2

Purchaser	Preamble

Purchaser Disclosure Letter	Article IV

Purchaser Group	Section 8.2

Purchaser Required Consents	Section 4.2(b)

Purchaser Required Statutory Approvals	Section 4.2(c)

Rules	Section 10.9

Seller	Preamble

Seller Disclosure Letter	Article II

Seller Group	Section 8.3

Seller Required Statutory Approvals	Section 2.3(c)

Shares	Recitals

Special Seller Indemnification Cap	Section 8.5(b)

Survival Period Termination Date	Section 8.1(a)

Third Party Claim	Section 8.7(a)

Transaction	Section 1.1

Violation	Section 2.3(b)

9.2 Definitions. Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement, the following terms will have the meanings indicated below:

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities or other Equity Interests, by contract or credit arrangement, as trustee or executor, or otherwise. Solely for the purpose of the preceding sentence, a company is “directly controlled” by another company or companies holding shares carrying the majority of votes exercisable at a general meeting (or its equivalent) of the first mentioned company; and a particular company is “indirectly controlled” by a company or companies (hereinafter called the “parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company of the series except the parent company or companies is directly controlled by one or more of the preceding companies in the series.

“ANEEL” means Agência Nacional de Energia Elétrica, the Brazilian Electricity Regulatory Agency.

“Brazilian GAAP” means the Princípios Fundamentais de Contabilidade, the Brazilian Basic Principles of Accounting, as applied by the CVM and the CFC, in effect from time to time, consistently applied.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which banks are not required to be open or are authorized to close in New York, New York and São Paulo, Brazil.

“CFC” means Conselho Federal de Contabilidade, the Brazilian accounting authority.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any material adverse effect on the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that the term “Company Material Adverse Effect” shall not include effects that result from or are consequences of (i) changes in financial, securities or currency markets, changes in prevailing interest rates or foreign exchange rates, changes in general economic conditions, changes in electricity, gas or other fuel supply and transmission and transportation markets, including changes to market prices for electricity, steam, natural gas or other commodities, or effects of weather or meteorological events, (ii) changes in Law, rule or regulation of any Governmental Entity or changes in regulatory conditions in Brazil or any state or municipality in which the Company operates, (iii) changes in accounting standards, principles or interpretations, (iv) events or changes that are consequences of hostility, terrorist activity, acts of war or acts of public enemies, (v) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or the transactions contemplated by this Agreement or any action by Seller or its Affiliates contemplated by or required by this Agreement or (vi) actions taken or not taken solely at the request of Purchaser.

“Company Subsidiary” means each of the Persons set forth on Schedule 3.2(b).

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 22, 2007, between CPFL Energia S.A. and J.P. Morgan Securities Inc., on behalf of an Affiliate of Seller.

“Consent” means any consent, approval, authorization, order, filing, registration or qualification of, by or with any Person.

“CVM” means the Comissão de Valores Mobiliários, which is the functional equivalent in Brazil of the United States Securities and Exchange Commission.

“Depositary Agent” means Banco Itaú S.A., the financial institution acting as the depositary of the Shares.

“Environmental Law” means any Brazilian federal, state, or local Law relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Substances or (b) the preservation and protection of the environment (including natural resources, air and surface or subsurface land or waters).

“Equity Interests” means shares of capital stock or other equity interests of any Person, as the case may be.

“Financing Facility” means an obligation of the Company or any Company Subsidiary for borrowed money.

“Governmental Entity” means any federal, state, municipal or local governmental or quasi-governmental or regulatory authority, agency, court, commission or other similar entity in the United States or any non-U.S. jurisdiction.

“Governmental Order” means any order, decree, ruling, injunction, judgment or similar act of or by any Governmental Entity.

“Hazardous Substance” means (a) any material, substance or waste (whether liquid, gaseous or solid) that (i) requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or other similar term) pursuant to any applicable Environmental Law or (ii) is regulated under applicable Environmental Laws as being, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, (b) any petroleum product or by-product, petroleum-derived substances wastes or breakdown products, asbestos or polychlorinated biphenyls, and (c) any ash, scrubber residue, boiler slag, coal combustion byproducts or waste and flue desulfurization.

“IGP-M” means Índice Geral de Preços ao Mercado, the general inflation index calculated by Fundação Getúlio Vargas and used to adjust electricity rates in Brazil.

“Knowledge” when used with respect to: (i) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth on Schedule 9.2(a) of the Company Disclosure Letter; (ii) Seller, means the actual knowledge of any fact, circumstance or condition of those officers and employees of Seller and its Affiliates set forth on Schedule 9.2(b) of the Seller Disclosure Letter; and (iii) Purchaser, means the actual knowledge of any fact, circumstance or condition of those officers of Purchaser and its Affiliates, as the case may be, set forth on Schedule 9.2(c) of the Purchaser Disclosure Letter.

“Law” means any law, statute, ordinance, regulation or rule of or by any Governmental Entity or any arbitrator.

“Liabilities” means any and all known liabilities or indebtedness of any nature (whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured, asserted or unasserted, determined or determinable and whenever or however arising).

“Lien” means any lien, claim, security interest, encumbrance or other adverse claim.

“Losses” means all losses and damages amounts, liabilities, costs, expenses, awards, judgments, whether or not resulting from Third Party Claim (including reasonable attorney’s and accountants fees and expenses) based, where applicable, upon a final and/or non-appealable decision or other final resolution by settlement or otherwise of a demand, claim, suit, action.

“Operating Contract” means any written agreement or contract providing for (i) the purchase, sale, supply, transportation, disposal or distribution of electricity, fuel or any byproduct from electricity generation and (ii) the operation and maintenance of any assets of the Company.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; with respect to a sociedade anônima de capital aberto, its estatuto social; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Permits” means all permits, licenses, franchises, registrations, variances, authorizations, Consents, orders, certificates and approvals obtained from or otherwise made available by any Governmental Entity or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes (i) not due and payable or (ii) which are being contested in good faith by appropriate proceeding and for which adequate reserves have been established, (b) Liens of warehousemen, mechanics and materialmen and other similar statutory Liens incurred in the ordinary course of business, (c) any Liens that do not materially detract from the value of any of the applicable property, rights or assets of the businesses or materially interfere with the use thereof as currently used, (d) zoning, entitlement, conservation, restriction or other land use or environmental regulation by any Governmental Entity, (e) any Lien arising under (i) the Organizational Documents of the Company and each Company Subsidiary or (ii) any shareholders or similar agreement to which of the Company or any Company Subsidiary is a party or by which it is bound and (f) any Lien in connection with or permitted by a Financing Facility.

“Person” means any natural person, firm, partnership, association, corporation, company, joint venture, trust, business trust, Governmental Entity or other entity.

“Purchaser Material Adverse Effect” means any material adverse effect on (a) the business, assets, financial condition or results of operations of Purchaser and its Subsidiaries taken as a whole or (b) the ability of Purchaser to timely consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating of any Hazardous Substance into the environment.

“Seller Material Adverse Effect” means, with respect to Seller, any material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

“Shareholders Agreement” dated April 20, 2005 between Companhia CMS Distribuidora Ltda. and Eduardo Dias Roxo Nobre.

“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its Subsidiaries or by the parent and any one or more of its Subsidiaries.

“Tax” or “Taxes” means federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, environmental, stamp, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

“Tax Returns” means all tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

9.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Seller Disclosure Letter, Company Disclosure Letter, Purchaser Disclosure Letter, Exhibits and Parties are references to sections or sub-sections, schedules in the Seller Disclosure Letter, the Company Disclosure Letter and Purchaser Disclosure Letter, as the case may be, the Seller Disclosure Letter, the Company Disclosure Letter, Purchaser Disclosure Letter, annexes and exhibits of, and parties to, as applicable, this Agreement;

(b) the section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement;

(c) words importing the singular include the plural and vice versa;

(d) references to the word “including” do not imply any limitation;

(e) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all accounting terms not otherwise defined herein have the meanings assigned thereto under Brazilian GAAP;

(g) references to “R$” refer to Brazilian reais; and

(h) references to “US$” refer to U.S. dollars.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by fax or telegram, as follows:

(a) if to Purchaser,

CPFL Energia S.A.

Rodovia Campinas Mogi-Mirim

13088-900 Campinas SP, Brazil

Fax: (55-19) 3756-8111

Attention: Sergio de Britto Pereira Figueira

with a copy to:

Tozzini Freire Teixeira e Silva Advogados

R. Borges Lagoa, 1328

04038-904 São Paulo SP, Brazil

Fax: (55-11) 5086-5111

Attention: José Luis de Salles Freire

Mauro Eduardo Guizeline

(b) if to Seller,

CMS Electric & Gas, L.L.C.

c/o CMS Energy Corporation

One Energy Plaza

Jackson, MI 49201

Fax: (517) 788-1671

Attention: General Counsel

with a copy to Seller’s counsel:

Demarest e Almeida Advogados

Av. Pedroso de Moraes, 1201

05419-001 São Paulo SP, Brazil

Fax: (55-11) 2245-1700

Attention: Rogerio Lessa

with a copy to Seller’s U.S. counsel:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Fax: (212) 839-5599

Attention: Lori Anne Czepiel

Jack I. Kantrowitz

(c) if to the Company,

CMS Energy Brasil S.A.

Rua Vigato, 1620

13820-000 Jaguaríúna SP, Brazil,

Fax: (55-19) 3837-4564

Attention: General Counsel

(d) if to Energy,

CMS Energy Corporation

One Energy Plaza

Jackson, MI 49201

Fax: (517) 788-1671

Attention: General Counsel

or, in each case, at such other address as may be specified in writing to the other Parties and Energy.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received, if by personal delivery, certified or registered mail or next-day or overnight mail or delivery, on the day delivered or, if by fax or telegram, on the next Business Day following the day on which such fax or telegram was sent, provided that a copy is also sent by certified or registered mail. All notices under this Agreement for Purchaser or any member of the Purchaser Group shall be given to Seller and to Energy concurrently. For the purposes of this Section 10.1, notice to the Company shall not constitute notice to Seller and/or Energy, and vice versa.

10.2 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, Energy and their respective heirs, successors and permitted assigns.

10.3 Assignment; Successors; Third-Party Beneficiaries.

(a) This Agreement is not assignable by any Party or Energy without the prior written consent of all of the other Parties and Energy, as the case may be, and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, that Purchaser may assign its rights and obligations hereunder to one or more of its Affiliates (upon prior written notice to Seller), provided that Purchaser remains irrevocably and unconditionally liable for all such rights and obligations; provided, however, that no such assignment shall be permitted if such assignment shall impair, delay or otherwise adversely affect the consummation of the Transaction and the other transactions contemplated hereby.

(b) This Agreement shall inure to the benefit of, and be binding on and enforceable by and against, the successors and permitted assigns of the respective Parties and Energy, whether or not so expressed.

(c) This Agreement is intended for the benefit of the Parties and Energy and does not grant any rights to any third parties.

10.4 Amendment; Waivers; etc. No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Parties and Energy, as the case may be, against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any of the Parties or Energy, as the case may be, granting such waiver in any other respect or at any other time. The waiver by any of the Parties or Energy, as the case may be, of a breach of or a default under any of the provisions of this Agreement, or any failure or delay to exercise any right or privilege under this Agreement, shall not be construed as a waiver thereof or otherwise affect any of such provisions, rights or privileges under this Agreement. The Parties and Energy shall amend this Agreement to make a wholly owned direct subsidiary of Purchaser a party hereto, provided that Purchaser agrees to cause any such Affiliate to enter into an amendment to this Agreement in accordance herewith pursuant to which Purchaser and such Affiliate shall provide that each of the respective representations, warranties, covenants and agreements made in this Agreement by Purchaser shall constitute the joint and several representations, warranties, covenants and agreements of each of Purchaser and such Affiliate; provided, further, that no amendment shall be permitted if such amendment shall impair, delay or otherwise adversely affect the consummation of the Transaction and the other transactions contemplated hereby and, in any event, after the tenth Business Day following the date hereof.

10.5 Entire Agreement.

(a) This Agreement (including the Exhibits and the Seller Disclosure Letter, Company Disclosure Letter and Purchaser Disclosure Letter referred to in or delivered under this Agreement) and the Confidentiality Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by Law which may be excluded by contract and supersedes all prior agreements and understandings, both written and oral, among the Parties and Energy with respect to such subject matters. Each of Party and Energy acknowledges that it has not been induced to enter this Agreement by and, in agreeing to enter into this Agreement, it has not relied on, any representations and warranties except as expressly stated or referred to in this Agreement.

(b) The liability of any Party or Energy shall be limited or excluded as set out in this Agreement if and to the extent such limitations or exclusions apply, except for fraud.

10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, each of the Parties and Energy agree that the court making such determination, to the greatest extent legally permissible, shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

10.7 Counterparts. This Agreement may be executed and delivered (including via facsimile) in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Brazil.

10.9 Arbitration. Any dispute, action, claim or controversy of any kind related to, arising from or in connection with this Agreement or the relationship of the parties under this Agreement (the “Dispute”) whether based on contract, tort, common law, equity, statute, regulation, order or any other source of law, shall be finally settled before the International Chamber of Commerce (“ICC”) under the Rules of Arbitration (the “Rules”) of the ICC by three (3) arbitrators designated by the Parties (the “Panel”). Seller (or Energy, to the extent applicable for the limited purposes relating to Section 8.9), on the one hand, and Purchaser, on the other hand, shall each designate one arbitrator to serve on the Panel. The third arbitrator shall be designated by the two arbitrators designated by such parties. If either party fails to designate an arbitrator within thirty (30) days after the filing of the Dispute with the ICC, such arbitrator shall be appointed in the manner prescribed by the Rules. An arbitration proceeding hereunder shall be conducted in New York, New York, and shall be conducted in the English language. The decision or award of the Panel shall be in writing and shall be final and binding on each of the Parties and Energy. The Panel shall award the prevailing party all fees and expenses incurred in connection with the arbitration, including, without limitation, attorneys’ fees and costs, arbitration administrative fees charged by the ICC, Panel member fees and costs, and any other costs associated with the arbitration (the “Arbitration Expenses”); provided, however, that if the claims or defenses are granted in part and rejected in part, the Panel shall proportionately allocate between Seller (or Energy, to the extent applicable for the limited purposes relating to Section 8.9), on the one hand, and Purchaser, on the other hand, the Arbitration Expenses in accordance with the outcomes. The Panel may only award damages as provided for under the terms of this Agreement and in no event may punitive, consequential and/or special damages be awarded. In the event of any conflict between the Rules and any provision hereof, this Agreement shall govern.

10.10 Limitation on Damages. Noe of the Parties nor Energy, shall, under any circumstance, have any liability to any of the other parties, for any special, indirect, consequential or punitive damages claimed by any such other party, under the terms of or due to any breach or non-performance of this Agreement, including lost profits, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

10.11 Enforcement. Each of the Parties and Energy agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that Seller shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

10.12 No Right of Set-Off. Purchaser, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such Purchaser or any of its successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CMS ELECTRIC & GAS, L.L.C.

By:	/s/ Joseph P. Tomasik

	Name: Title:	Joseph P. Tomasik Vice President

ACKNOWLEDGMENT

State of New York	)
)
County of New York	)

On this 12th day of April, 2007, before me, Adriel I. Cepeda Derieux, a duly appointed Notary Public in and for the County of New York, State of New York, United States of America, appeared Joseph P. Tomasik, to me known and known to me to be the Vice President of CMS Electric & Gas, L.L.C., and the person who executed the foregoing instrument personally acknowledged to me that in this capacity and with authority to issue this document he executed the same.

/s/ Adriel I. Cepeda Derieux

Adriel I. Cepeda Derieux

Notary Public, New York County

New York, U.S.A.

My Commission expires August 29, 2009

CMS ENERGY BRASIL S.A.

By:	/s/ Joseph P. Tomasik

By:	Name: Title: /s/ Rajesh Swaminathan	Joseph P. Tomasik Chairman

	Name:	Rajesh Swaminathan

ACKNOWLEDGMENT

State of New York	)
)
County of New York	)

On this 12th day of April, 2007, before me, Adriel I. Cepeda Derieux, a duly appointed Notary Public in and for the County of New York, State of New York, United States of America, appeared Joseph P. Tomasik, to me known and known to me to be the Chairman of CMS Energy Brasil S.A., and the person who executed the foregoing instrument personally acknowledged to me that in this capacity and with authority to issue this document he executed the same.

/s/ Adriel I. Cepeda Derieux

Adriel I. Cepeda Derieux

Notary Public, New York County

New York, U.S.A.

My Commission expires August 29, 2009

CPFL ENERGIA S.A.

By:	/s/ Reni Antonio da Silva

	Name: Title:	Reni Antonio da Silva Strategy and Regulation V.P.

By:	/s/ Jose Antonio de Almeida Filippo

	Name: Title:	José Antonio de Almeida Filippo CFO

ACKNOWLEDGMENT

State of New York	)
)
County of New York	)

On this 12th day of April, 2007, before me, Adriel I. Cepeda Derieux, a duly appointed Notary Public in and for the County of New York, State of New York, United States of America, appeared Reni Antonio da Silva and José Antonio de Almeida Filippo, to me known and known to me to be the Strategy and Regulation V.P. and CFO, respectively, of CPFL Energia S.A., and each of the persons who executed the foregoing instrument personally acknowledged to me that in this capacity and with authority to issue this document he executed the same.

/s/ Adriel I. Cepeda Derieux

Adriel I. Cepeda Derieux

Notary Public, New York County

New York, U.S.A.

My Commission expires August 29, 2009

Acknowledged solely for the limited purposes
of Section 8.9 as of the 12th day of April, 2007:

CMS ENERGY CORPORATION

By: /s/ David W. Joos

Name: Title:	David W. Joos President and Chief Executive Officer

ACKNOWLEDGMENT

On this 12th day of April, 2007, before me, Joyce H. Norkey, a duly appointed Notary Public in and for the County of Jackson, State of Michigan, United States of America, appears David W. Joos, to me known and known to me to be the President and Chief Executive Officer of CMS Energy Corporation, and the person who executed the foregoing instrument personally acknowledged to me that in this capacity and with authority to issue this document he executed the same.

/s/ Joyce H. Norkey

Joyce H. Norkey

Notary Public, Jackson County

Michigan, U.S.A.

My Commission expires September 7, 2012

Witnessed by:
Name:	Name:
Title:	Title:
Date:	Date: